Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
FOURTH QUARTER AND TWELVE MONTHS OF 2010
▪	Diluted book value per share of $38.90, up 13.9% over the end of the fourth quarter of 2009 and up 1.8% from third quarter of 2010.

▪	Fourth quarter net income after tax of $92.7 million, down from $126.3 million in the same quarter last year.

▪	Annualized net income return on equity of 13.2% for the fourth quarter and 11.2% for the twelve-month period.

▪	Annualized operating return on equity of 12.0% for the quarter and 9.4% for the twelve-month period.

▪	Diluted operating earnings per share of $1.02 for the quarter, down from $1.44 for the fourth quarter of 2009.
HAMILTON, BERMUDA, February 7, 2011 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income after tax for the fourth quarter of 2010 of $92.7 million and operating earnings of $1.02 per diluted ordinary share. Book value per share on a diluted basis of $38.90 increased by 13.9% when compared to December 31, 2009 and by 1.8% since September 30, 2010.
Fourth Quarter 2010 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q4 2010	Q4 2009	Change
Gross written premium	$412.8	$405.7	1.8%
Net earned premium	$499.7	$476.2	4.9%
Net investment income	$57.0	$58.2	(2.1)%
Net income after tax	$92.7	$126.3	(26.6)%
Operating income after tax	$85.0	$129.2	(34.2)%
Diluted net income per share	$1.12	$1.40	(20.0)%
Diluted operating earnings per share	$1.02	$1.44	(29.2)%
Net income annualized return on equity	13.2%	18.4%
Annualized operating return on equity	12.0%	18.8%
Combined ratio	95.3%	84.7%
Book value per ordinary share	$40.96	$35.42	15.6%
Diluted book value per ordinary share	$38.90	$34.14	13.9%

Twelve Months Ended December 31 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2010	2009	Change
Gross written premium	$2,076.8	$2,067.1	0.5%
Net earned premium	$1,898.9	$1,823.0	4.2%
Net investment income	$232.0	$248.5	(6.6)%
Net income after tax	$312.7	$473.9	(34.0)%
Operating income after tax	$265.7	$464.3	(42.8)%
Diluted net income per share	$3.62	$5.64	(35.8)%
Diluted operating earnings per share	$3.03	$5.16	(41.3)%
Net income annualized return on equity	11.2%	18.4%
Annualized operating return on equity	9.4%	18.0%
Combined ratio	96.7%	84.1%

Chris O’Kane, Chief Executive Officer said: “I am very pleased to report that we grew BVPS by 13.9% in 2010 and 1.8% in Q4 against a backdrop of continued low interest rates and a challenging underwriting environment. The performance of our Reinsurance business was particularly strong and, in a year which saw a significant impact from natural catastrophes, the combined ratio of 88.2% reflects the benefits of our diversified approach. We made good progress in furthering our key strategic objectives in 2010 such as developing our Insurance franchise in the US and parts of Europe and will continue selectively to seek out opportunities to further our aims in 2011 as market conditions allow.”
Overview of Operations for the Fourth Quarter and Full Year 2010
▪	Gross written premiums of $412.8 million in the quarter, up 1.8% on last year, with the increase coming mainly from the insurance segment.

▪
Underwriting income for the quarter of $35.4 million included $32.8 million of further losses from the New Zealand earthquake, as previously announced on December 16, 2010, against underwriting income of $93.3 million in the previous year, which had no recorded catastrophic losses.

▪
Prior year reserve releases of $12.6 million in the quarter compared with $13.4 million of reserve releases in the equivalent period in 2009. For the twelve months ended December 31, 2010, reserve releases were $21.4 million compared with $84.4 million in 2009.

▪
Cash flows from operating activities were $122.3 million for the quarter and $624.6 million for the twelve months ended December 31, 2010 compared with $157.5 million and $646.6 million, respectively in 2009.

▪
The effective tax rate for the fourth quarter of 3.3% is a product of lowering the estimated annual effective tax rate from 10.0% at the end of the third quarter of 2010 to an actual rate of 8.1% at the end of the year. This compares with an effective tax rate of 11.4% for the full year in 2009.

Operating Segment Highlights
Reinsurance Segment
Reinsurance segment underwriting income for the quarter was $53.7 million compared with $81.3 million last year. This underwriting result reflects a combined ratio of 81.6% compared with 71.9% for the fourth quarter in 2009. The combined ratio for the quarter includes 11.2 percentage points of losses from the earthquake in New Zealand bringing total pre-tax losses for this event to $52.8 million, an increase of $32.8 million over losses included in the third quarter of 2010 results. Net favorable reserve development was $36.1 million compared with $22.7 million for the fourth quarter of 2009 with the increase attributable to the property and specialty reinsurance lines of business. Gross written premiums in the reinsurance segment for the quarter were $152.8 million compared to $169.7 million in 2009 with decreases in property and casualty reinsurance.
Underwriting income for the twelve months ended December 31, 2010 was $133.6 million compared with $328.7 million in 2009. The combined ratio for the twelve months ended December 31, 2010 of 88.2% has been impacted by 15.3 percentage points, or $168.7 million of losses, net of reinstatement premiums, from the earthquakes in Chile and New Zealand and compares with 70.4% for the same period in 2009. The accident year combined ratio for the twelve-month period of 79.1%, excluding the impact of the earthquakes is in line with 2009, which had no material catastrophic losses. Gross written premiums for the twelve months ended December 31, 2010 were $1,162.2 million compared with $1,176.0 million in 2009.
Insurance Segment
Insurance segment underwriting loss for the quarter was $18.3 million compared with an underwriting profit of $12.0 million in the fourth quarter of 2009. The combined ratio was 108.8% for the fourth quarter compared with 93.5% in 2009. There has been net reserve strengthening in the insurance segment of $23.5 million for the quarter compared with $9.3 million of strengthening in the fourth quarter last year arising mainly in casualty insurance. Gross written premium was $260.0 million compared with $236.0 million in 2009 with the increase attributable to the marine, energy and transportation lines and financial and professional lines.
The underwriting loss for the twelve-month period was $23.6 million compared with an underwriting profit of $13.9 million in 2009. The 2010 combined ratio was 103.1% compared with 98.1% for the same period in 2009. The accident year combined ratio was 99.2% compared with 98.0% in 2009. For the twelve months ended December 31, 2010, gross written premium was $914.6 million compared with $891.1 million in 2009.
Investment Performance
Net investment income for the quarter was $57.0 million, compared with $58.2 million in the fourth quarter of 2009. Net realized and unrealized investment gains included in income for the quarter were $10.5 million compared with $7.5 million in the fourth quarter of 2009. There were no securities selected for other-than-temporary impairment in the quarter compared with $3.3 million for the same period in 2009.
Unrealized gains on the available-for-sale fixed income portfolio at the end of the fourth quarter of 2010 were $239.6 million, a decrease of $122.1 million, gross of tax, from the end of the third quarter in 2010 driven by rising interest rates.
Book yield on the fixed income portfolio of 3.7% was down from 3.9% at the end of the third quarter of 2010. The average credit quality of the portfolio remains AA+ with an average duration of 2.9 years, including the impact of interest rate swaps.

Capital Position
As previously announced, in November 2010, the Company entered into an accelerated share repurchase program to repurchase $184.0 million of its ordinary shares. An initial amount of 5.7 million ordinary shares was retired in the quarter. The Company may be entitled to receive additional ordinary shares based on the average of the daily market price of its ordinary shares during the term of the agreement. The program is expected to be completed within seven months from the date of the agreement. During the quarter, the Company also repurchased 0.5 million ordinary shares in the open market at an average price of $28.87 per share, for a total cost of $15.9 million. As of December 31, 2010, the Company had approximately $192 million of remaining authorization for ordinary share repurchases through March 2012.
On December 7, 2010, Aspen issued $250 million, 6% coupon 10-year senior notes with the proceeds used for general corporate purposes.
Outlook for 2011
Given current market conditions, the Company anticipates gross written premium for 2011 to be $2.1 billion +/- 5%, premium ceded to be between 8% and 12% of gross earned premium and the combined ratio to be in the range of 93%-98% including a cat load of $170 million assuming normal loss experience in the year. The Company expects the effective tax rate in 2011 to be in the range of 8% to 12%.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Tuesday, February 8, 2011 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — February 8, 2011 at 8:30 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free) +1 (404) 665-9920 (International)
Conference ID:	34759395
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.

REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free) +1 (706) 645-9291 (International) www.aspen.bm

Replay ID:	34759395

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at December 31,	As at December 31,
(in US$ millions)	2010	2009

ASSETS
Total investments	$6,086.3	$5,997.0
Cash and cash equivalents	1,179.1	748.4
Reinsurance recoverables	342.3	425.3
Premiums receivable	821.7	708.3
Other assets	402.7	378.2

Total assets	$8,832.1	$8,257.2

LIABILITIES
Losses and loss adjustment expenses	$3,820.5	$3,331.1
Unearned premiums	859.0	907.6
Other payables	411.9	463.5
Long-term debt	498.8	249.6

Total liabilities	$5,590.2	$4,951.8

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,241.9	3,305.4

Total liabilities and shareholders’ equity	$8,832.1	$8,257.2

Tangible book value per share	$40.96	$35.42
Diluted book value per share (treasury stock method)	$38.90	$34.14

Aspen Insurance Holdings Limited
Summary Quarterly Consolidated Statement of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	December 31, 2010	December 31, 2009

UNDERWRITING REVENUES
Gross written premiums	$412.8	$405.7
Premiums ceded	(17.6)	(22.3)

Net written premiums	395.2	383.4
Change in unearned premiums	104.5	92.8

Net earned premiums	499.7	476.2

UNDERWRITING EXPENSES
Losses and loss expenses	307.4	227.5
Acquisition expenses	90.6	95.1
General, administrative and corporate expenses	78.5	80.3

Total underwriting expenses	476.5	402.9

Underwriting income including corporate expenses	23.2	73.3

OTHER OPERATING REVENUE
Net investment income	57.0	58.2
Interest expense	(4.8)	(3.8)

Total other operating revenue	52.2	54.4

Other income (expense)	10.1	0.9

OPERATING INCOME BEFORE TAX	85.5	128.6
OTHER
Net realized and unrealized exchange gains/(losses)	(0.1)	(6.7)
Net realized and unrealized investment gains/(losses)	10.5	4.2

INCOME BEFORE TAX	95.9	126.1
Income taxes expense	(3.2)	0.2

NET INCOME AFTER TAX	92.7	126.3
Dividends paid on ordinary shares	(11.5)	(12.6)
Dividend paid on preference shares	(5.7)	(5.5)

Retained income	$75.5	$108.2

Components of net income (after tax)
Operating income	$85.0	$129.2
Net realized and unrealized exchange gains/(losses) after tax	0.2	(6.7)
Net realized investment gains/(losses) after tax	7.5	3.8

NET INCOME AFTER TAX	$92.7	$126.3

Loss ratio	61.5%	47.8%
Policy acquisition expense ratio	18.1%	20.0%
General and administrative expense ratio	15.7%	16.9%
Expense ratio	33.8%	36.9%
Combined ratio	95.3%	84.7%

Aspen Insurance Holdings Limited
Summary Annual Consolidated Statement of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Twelve Months Ended	Twelve Months Ended
(in US$ millions)	December 31, 2010	December 31, 2009

UNDERWRITING REVENUES
Gross written premiums	$2,076.8	$2,067.1
Premiums ceded	(185.7)	(230.3)

Net written premiums	1,891.1	1,836.8
Change in unearned premiums	7.8	(13.8)

Net earned premiums	1,898.9	1,823.0

UNDERWRITING EXPENSES
Losses and loss expenses	1,248.7	948.1
Acquisition expenses	328.5	334.1
General, administrative and corporate expenses	258.6	252.4

Total underwriting expenses	1,835.8	1,534.6

Underwriting income including corporate expenses	63.1	288.4

OTHER OPERATING REVENUE
Net investment income	232.0	248.5
Interest expense	(16.5)	(15.6)

Total other operating revenue	215.5	232.9

Other income (expense)	8.9	0.0

OPERATING INCOME BEFORE TAX	287.5	521.3
OTHER
Net realized and unrealized exchange gains/(losses)	2.2	2.0
Net realized and unrealized investment gains/(losses)	50.6	11.4

INCOME BEFORE TAX	340.3	534.7
Income taxes expense	(27.6)	(60.8)

NET INCOME AFTER TAX	312.7	473.9
Dividends paid on ordinary shares	(46.5)	(49.8)
Dividend paid on preference shares	(22.8)	(23.8)

Retained income	$243.4	$400.3

Components of net income (after tax)
Operating income	$265.7	$464.3
Net realized and unrealized exchange gains/(losses) after tax	2.9	2.0
Net realized investment gains/(losses) after tax	44.1	7.6

NET INCOME AFTER TAX	$312.7	$473.9

Loss ratio	65.8%	52.0%
Policy acquisition expense ratio	17.3%	18.3%
General and administrative expense ratio	13.6%	13.8%
Expense ratio	30.9%	32.1%
Combined ratio	96.7%	84.1%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in US$ except for number of shares)	2010	2009	2010	2009

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.18	$1.45	$3.80	$5.82
Operating income adjusted for preference dividend	$1.08	$1.48	$3.18	$5.33
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.12	$1.40	$3.62	$5.64
Operating income adjusted for preference dividend	$1.02	$1.44	$3.03	$5.16

Weighted average number of ordinary shares outstanding (in millions)	73.996	83.239	76.343	82.698

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	77.733	86.412	80.016	85.327

Book value per ordinary share			$40.96	$35.42
Diluted book value (treasury stock method)			$38.90	$34.14

Ordinary shares outstanding at end of the period (in millions)			70.508	83.328

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			74.253	86.465

Aspen Insurance Holdings Limited
Summary Quarterly Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
(in US$ millions except for ratios)	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$152.8	$260.0	$412.8	$169.7	$236.0	$405.7
Net written premiums	148.5	246.7	395.2	158.3	225.1	383.4
Gross earned premiums	303.9	246.5	550.4	306.5	222.2	528.7
Net earned premiums	292.1	207.6	499.7	289.0	187.2	476.2
Losses and loss expenses	146.8	160.6	307.4	115.3	112.2	227.5
Policy acquisition expenses	58.8	31.8	90.6	62.1	33.0	95.1
Operating and administrative expenses	32.8	33.5	66.3	30.3	30.0	60.3

Underwriting income/(loss)	$53.7	$(18.3)	$35.4	$81.3	$12.0	$93.3

Net investment income			57.0			58.2
Net realized gains			10.5			4.2
Corporate (expenses)			(12.2)			(20.0)
Other (expenses)/income			10.1			0.9
Interest (expenses)			(4.8)			(3.8)
Net foreign exchange gains/(losses)			(0.1)			(6.7)

Income before income taxes			95.9			126.1
Income tax (expense)/recovery			(3.2)			0.2

Net income			$92.7			$126.3

Ratios
Loss ratio	50.3%	77.4%	61.5%	39.9%	59.9%	47.8%
Policy acquisition expense ratio	20.1%	15.3%	18.1%	21.5%	17.6%	20.0%
Operating and administrative expense ratio	11.2%	16.1%	15.7%	10.5%	16.0%	16.9%
Expense ratio	31.3%	31.4%	33.8%	32.0%	33.6%	36.9%
Combined ratio	81.6%	108.8%	95.3%	71.9%	93.5%	84.7%

Aspen Insurance Holdings Limited
Summary Annual Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Twelve Months Ended December 31, 2010			Twelve Months Ended December 31, 2009
(in US$ millions except for percentages)	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$1,162.2	$914.6	$2,076.8	$1,176.0	$891.1	$2,067.1
Net written premiums	1,118.5	772.6	1,891.1	1,116.7	720.1	1,836.8
Gross earned premiums	1,186.4	907.9	2,094.3	1,164.4	871.0	2,035.4
Net earned premiums	1,141.8	757.1	1,898.9	1,108.1	714.9	1,823.0
Losses and loss expenses	693.5	555.2	1,248.7	467.3	480.8	948.1
Policy acquisition expenses	202.4	126.1	328.5	214.6	119.5	334.1
Operating and administrative expenses	112.3	99.4	211.7	97.5	100.7	198.2

Underwriting income/(loss)	$133.6	$(23.6)	$110.0	$328.7	$13.9	$342.6

Net investment income			232.0			248.5
Net realized gains/(losses)			50.6			11.4
Corporate (expenses)			(46.9)			(54.2)
Other (expenses)/income			8.9			—
Interest (expenses)			(16.5)			(15.6)
Net foreign exchange gains/(losses)			2.2			2.0

Income before income taxes			340.3			534.7
Income tax (expense)			(27.6)			(60.8)

Net income			$312.7			$473.9

Ratios
Loss ratio	60.7%	73.3%	65.8%	42.2%	67.3%	52.0%
Policy acquisition expense ratio	17.7%	16.7%	17.3%	19.4%	16.7%	18.3%
Operating and administrative expense ratio	9.8%	13.1%	13.6%	8.8%	14.1%	13.8%
Expense ratio	27.5%	29.8%	30.9%	28.2%	30.8%	32.1%
Combined ratio	88.2%	103.1%	96.7%	70.4%	98.1%	84.1%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, Switzerland and Germany. For the twelve months ended December 31, 2010, Aspen reported gross written premiums of $2,076.8 million, net income of $312.7 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2010. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 28 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
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